Exhibit T3A.11

ARTICLES OF ASSOCIATION

OF

PT UTAC MANUFACTURING SERVICES INDONESIA

Pursuant to Deed No. 6, dated 8 August 2008 passed before Doktor Amrul Partomuan Pohan, SH, Notary in Jakarta, which has been approved by the Minister of Law and Human Rights (MOLHR) as stated under Decree No. AHU-58589.AH.01.02.Tahun2008, dated 3 September 2008, and has been severally amended

(translation)

NAME AND DOMICILE ARTICLE 1

1.	This limited liability company shall bear the name of “PT UTAC MANUFACTURING SERVICES INDONESIA” (hereinafter sufficiently called as “Company”), domiciled in Karawang Regency, West Java.

Article 1 (1)

Based on Deed No. 53, dated 24 June 2014 passed before Ashoya Ratam, SH, Notary in South Jakarta, which has been approved by the MOLHR as stated under Decree No. AHU-04557.40.20.2014, dated 25 June 2014.

2.	The Company may open branch offices or representative offices, either within or outside the territory of the Republic of Indonesia as determined by the Board of Directors upon approval of the Board of Commissioners.
DURATION OF THE COMPANY ARTICLE 2

The Company is established for an indefinite period, commencing from 29-2-1996 (twenty ninth of February, nineteen ninety six), and has obtained its legal entity status based on the Decree of the Ministry of Justice of the Republic of Indonesia dated 13-1-1997 (thirteenth of January, nineteen ninety seven) number: C2-189 HT.01.01.Th.97.

OBJECTIVES AND PURPOSES AND BUSINESS ACTIVITIES ARTICLE 3

1.	The Company shall have the objectives and purposes to engage business in the field of industry of sub-assembling and electronic components.

2.	To meet the aforesaid objectives and purposes, the Company may conduct business activities, as follows:

a.	producing semiconductor;

b.	conducting industry of sub-assembling and other electronic components;

c.	selling all manufactured products to outside Indonesia;

d.	conducting special import trade for the benefit of companies located in bonded zone.

CAPITAL ARTICLE 4

1.	The authorized capital of the Company shall be Rp 110,880,000,000.- (one hundred and ten billion eight hundred eighty million rupiah) or equal to USD 48,000,000.- (forty eight million United States Dollar), divided into 4,800 (four thousand eight hundred) shares, each share having a nominal value of Rp 23,100,000.- (twenty three million one hundred thousand rupiah) or equal to USD 10,000.- (ten thousand United States Dollar).	Article 4 (1) and (2) Based on Deed No. 10, dated 13 February 2014 passed before Ashoya Ratam, SH, Notary in South Jakarta, which has

2.	Of the abovementioned authorized capital, 100% (one hundred percent) of which or amounting to 4,800 (four thousand eight hundred) shares having an aggregate value of Rp. 110,880,000,000.- (one hundred and ten billion eight hundred eighty million rupiah) or equal to USD 48,000,000.- (forty eight million United States Dollar), have been fully issued and paid up by shareholders which subscribe for the shares, the details and aggregate value of which shall be mentioned prior to the end of this deed.	been approved by the MOLHR as stated under Decree No. AHU-11504.AH.01.02. Tahun2014, dated 18 March 2014.

3.	The capital increase of the Company shall be conducted in accordance with the needs of the Company and in accordance with the provisions of Article 41, Article 42 and Article 43 of Law Number 40 of 2007 on Limited Liability Company (hereinafter referred to as “Company Law”).

SHARES

ARTICLE 5

1.	All of the shares issued by the Company shall be registered shares.

2.	Those eligible to own and exercise their right in respect of the shares are Indonesian citizens and/or foreign citizens and/or Indonesian legal entities and/or foreign legal entities that meet the criteria under the prevailing law and regulations.

3.	The evidence of ownership of shares may be in the form of share certificates or collective share certificates which form and content are determined by the Board of Directors and signed by the President Director and 1 (one) Director.

4.	In the event the Company does not issue any share certificates or collective share certificates, shares ownership may be evidenced by any other certificates or statements issued by the Company.

5.	The rights in each share shall be indivisible. If 1 (one) share is owned by more than 1 (one) person, then the provisions of Article 52 paragraph (5) of the Company Law shall apply.

6.	The Board of Directors must maintain and keep a Shareholders Register and Special Shareholders Register in accordance with the provisions of Article 50, Article 100, Article 101 and Article 116 of the Company Law.

REPLACEMENTS OF SHARE CERTIFICATE

ARTICLE 6

1.	In the event that a share certificate is damaged, can no longer be used, or lost, the Board of Directors shall issue a replacement of such share certificate with terms, fees, and procedures as stipulated based on the resolution adopted in the meeting of the Board of Directors.

2.	The provisions as referred to in paragraph (1) shall apply mutatis mutandis to the issuance of any replacement collective share certificate.

TRANSFER OF SHARES

ARTICLE 7

1.	Any transfer of rights of shares shall be made on the basis of a deed of transfer which shall be signed by the transferor and the transferee or their authorized representatives in accordance with the provisions of Article 56 of the Company Law.

2.	A shareholder who wishes to transfer his/her shares in the Company shall first offer, in writing, to the other shareholders by specifying the price and any other terms and conditions of such sale or transfer and give written notice to the Board of Directors regarding such offer, provided that the share price is determined based on the book value (nilai buku).

3.	The share offering as referred to in paragraph 2 above, shall be conducted in accordance with the provisions of Article 58 of the Company Law.

4.	Commencing as of the day of the notice for a General Meeting of Shareholders until the day of the meeting, no transfers of rights on shares shall be effected.

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 8

1.	In these Articles of Association, the General Meeting of Shareholders in the Company shall be the Annual General Meeting of Shareholders and other General Meeting of Shareholders which refers to as Extraordinary General Meeting of Shareholders, unless otherwise expressly stipulated.

2.	The agenda of General Meeting of Shareholders can be proposed by 1 (one) or more shareholders who jointly represent 1/10 (one tenth) or more of the total amount of shares having voting rights.

3.	At the Annual General Meeting of Shareholders:

a.	The Board of Directors shall present an annual report in accordance with the provisions of Articles 66, Articles 67, and Articles 68 of the Company Law.

b.	The appropriation of the Company’s net profit shall be determined, subject to the provisions of Articles 70 and Articles 71 of the Company Law.

c.	Resolutions are adopted as regards other agenda reasonably put forward in accordance with the provisions of the Company Law and Articles of Association.

4.	The approval for the annual report and the ratification of the financial statements by the Annual General Meeting of Shareholders shall mean a grant of full release and discharge to the members of the Board of Directors for its management and to the Board of Commissioners for the supervision it performed during the previous financial year, to the extent that such actions are reflected in the annual report and the financial statements.

5.	The Extraordinary General Meeting of Shareholders is not entitled to discuss and make resolutions in respect of agenda except as set forth in paragraph 3.a and 3.b above.

PLACE, NOTICE AND CHAIRMAN OF

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 9

1.	The General Meeting of Shareholders shall be held at the domicile of the Company, or at the Company’s main business place.

2.	A notice of General Meeting of Shareholders shall be made in accordance with the provisions of Article 82 of the Company Law.

3.	A notice of General Meeting of Shareholders is not required in the event the shareholders are all present and all shareholders agreed to the agenda of General Meeting of Shareholders and the resolution is approved by a unanimous vote.

4.	The General Meeting of Shareholders shall be chaired by the President Director.

5.	In the event the President Director is unavailable or unable to attend the meeting for any reason, which does not need to be proven to any third parties, the General Meeting of Shareholders shall be chaired by other Director who is appointed in writing by the President Director.

6.	In the event other Director who is appointed in writing by the President Director is unavailable or unable to attend the meeting for any reason, which does not need to be proven to any third parties, the General Meeting of Shareholders shall be chaired by a member of the Board of Commissioners.

7.	In the event that all members of Board of Commissioners are unavailable or unable to attend the meeting for any reason, which does not need to be proven to any third parties, the General Meeting of Shareholders shall be chaired by a person who elected by and from amongst the persons who are present in the General Meeting of Shareholders.

8.	The General Meeting of Shareholders may also be held by video teleconference or any other electronic media in accordance with the provisions of Article 77 of the Company Law.

QUORUM, VOTING RIGHTS AND RESOLUTION OF

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 10

1.	The General Meeting of Shareholders may be held if a quorum for attendance in accordance with the provisions of Article 86, Article 88 and Article 89 of the Company Law.

2.	The General Meeting of Shareholders may adopt resolutions in accordance with the provisions of Article 87, Article 88 and Article 89 of the Company Law.

3.	The casting of votes in respect of a person shall be made by closed unsigned ballot and the casting of votes in respect of other matters shall be made orally, unless otherwise determined by the chairman of the General Meeting of Shareholders without the objection of 1 (one) or more shareholders who jointly representing at least 10% (ten percent) of the total number of voting shares.

4.	Blank votes or invalid votes shall be deemed as non-existent and shall not be counted in the calculation of the votes cast in the General Meeting of Shareholders.

5.	Shareholders may adopt resolutions without convening the General Meeting of Shareholders and shall be conducted in accordance with the provisions of Article 91 of the Company Law.

THE BOARD OF DIRECTORS

ARTICLE 11

1.	The Company shall be managed and led by a Board of Directors that shall consist of one or more members of the Board of Directors. If more than one member of the Board of Directors is appointed, one member of the Board of Directors may be appointed as President Directors.

Article 11 (1) and (2)

Based on Deed No. 13, dated 30 January 2012 passed before Ashoya Ratam, SH, Notary in South Jakarta, which has been notified to the MOLHR as evidenced under Letter No. AHU-AH.01.10-03218, dated 31 January 2012 (“Deed No. 13”).

2.	The person that is eligible to be appointed as member of the Board of Directors is only someone that fulfills the requirement in accordance with the provisions of Article 93 of the Company Law.
3.	A member of the Board of Directors shall be appointed by the General Meeting of Shareholders for a period of 2 (two) years without prejudice to the rights of the General Meeting of Shareholders to dismiss them at any time.
4.	A member of the Board of Directors may be suspended in accordance with the provisions of Article 106 of the Company Law.

5.	If due to a certain reason the position of one or more member of the Board of Directors become vacant, within a period of 30 (thirty) days of the occurrence of such vacancy, a General Meeting of Shareholders shall be held to fill the vacancy with due regard to the prevailing laws and regulations and the Articles of Association.

6.	If due to a certain reason all of the positions of the Board of Directors become vacant, the Board of Commissioners shall temporarily manage the Company in accordance with the provisions of Article 118 of the Company Law. To manage the Company, the Board of Commissioners may appoint 1 (one) or more of its members.

7.	A member of the Board of Directors shall have the right to resign from his/her position by giving a written notice to the Company at the least 30 (thirty) days prior to the date of the resignation.

8.	The position of a member of the Board of Directors shall terminate if he/she:

a.	resigns under the provisions of paragraph 7;

b.	is no longer eligible under the prevailing laws and regulations;

c.	is deceased; or

d.	is dismissed by a resolution of the General Meeting of Shareholders.

DUTIES AND POWERS OF THE BOARD OF DIRECTORS

ARTICLE 12

1.	The Board of Directors shall be entitled to represent the Company within and outside the Court in all matters and in all events, to bind the Company with another party and another party with the Company, and to perform all acts, either those that concern management or ownership of assets of the Company, but with the restriction that for the following acts:

a.	establish new business without prejudice the licenses from the authorized party;

b.	bind the Company as a guarantor;

must obtain approval from the General Meeting of Shareholders.

2.	Approval from the General Meeting of Shareholders in accordance with the provisions of Article 102 of the Company Law must be obtained in the event the Board of Directors shall transfer or guarantee more than 50% (fifty percent) net assets of the Company.

3.	a. The President Director shall have the rights and authority to act for and on behalf of the Board of Directors and to represent the Company.

b. In case of the absence or unavailability of the President Director for whatever reason, such absence and unavailability need not to be evidenced to third parties, the other member of the Board of Directors who is appointed in writing by the President Director shall have the rights and authority to act for and on behalf of the Board of Directors.

4.	The distribution of duties and powers amongst the members of Board of Directors is conducted in accordance with the provisions of Article 92 paragraph [unclear] and paragraph 6 of the Company Law.

5.	In the event conflicts of interest between the Company and a member of Board of Directors, the Company shall be represented in accordance with the provisions of Article 99 of the Company Law.

6.	Where the Company only has one member of the Board of Directors, all of the duties and powers conferred on the President Directors or members of the Board of Directors under these Articles of Association shall also apply to him/her.

MEETINGS OF THE BOARD OF DIRECTORS

ARTICLE 13

1.	A meeting of the Board of Directors may be held at any time as deemed necessary by one or more members of the Board of Directors or at the written request of the Board of Commissioners or at the written request of 1 (one) or more shareholders who own at least 1/10 (one tenth) of the total shares having valid voting rights.

2.	A notice of a meeting of the Board of Directors shall be made by the member of the Board of Directors who is entitled to act for and on behalf of the Board of Directors pursuant to the provision of Article 12 of these Articles of Association.

3.	A notice of a meeting of the Board of Directors shall be sent by registered mail or by letter delivered in person to each member of the Board of Directors, in each case an appropriate receipt is required, or sent by facsimile or by an e-mail (surat elektronik) (if sent by facsimile or by an e-mail, it must be followed with a registered mail), at the latest 14 (fourteen) days prior to the day of the meeting, not counting in the date of the notice of the meeting and the date of the meeting.

4.	A notice of a meeting shall state the agenda, the date, the time and the place of the meeting.

5.	A meeting of the Board of Directors shall be held at the domicile of the Company or at the place where the Company performs its main business activities.

•	If all of the members of the Board of Directors are present or represented, a prior notice of the meeting shall not be required and the meeting of the Board of Directors may be held at any place wheresoever and the meeting shall be entitled to adopt valid and binding resolutions.

6.	A meeting of the Board of Directors shall be chaired by the President Director, where the President Director is unable to be present or is unavailable, such unavailability shall not need to be evidenced to third parties, a meeting of the Board of Directors shall be chaired by a member of the Board of Directors who is appointed in writing by the President Director or by a member of the Board of Directors who is elected amongst the members of the Board of Directors who are present in the meeting.

7.	A member of the Board of Directors may be represented in a Meeting of the Board of Directors only by another member of the Board of Directors by a power of attorney.

8.	A meeting of the Board of Directors shall be valid and shall be entitled to adopt binding resolutions if more than 1⁄2 (one half) of the total number of the members of the Board of Directors are present or represented in the meeting.

9.	A resolution of a meeting of the Board of Directors shall be adopted on the principle of deliberation to reach a consensus.

•	If a resolution on the principle of deliberation to reach a consensus cannot be reached, such a resolution shall be adopted on the basis of an approving vote of more than 1⁄2 (one half) of the total number of votes cast in the meeting.

10.	If the number of the approving votes is equal to the number of the disapproving votes, the chairman of the meeting of the Board of Directors shall cast the casting vote.

11.	a. Each member of the Board of Directors who is present shall be entitled to cast 1 (one) vote and 1 (one) additional vote for any other member of the Board of Directors he/she represents.

b. The casting of votes in respect of a person shall be carried out by closed and unsigned ballot, and the casting of votes in respect of other matters shall be done orally except where the chairman of the meeting determines otherwise without the objection of any of the persons present in the meeting.

c. Blank and void votes shall be deemed as not to have been validly cast and non-existence and shall not be counted in the calculation of the votes cast.

12.	The Board of Directors may adopt valid resolutions without holding a meeting of the Board of Directors, provided however that all of the members of the Board of Directors have given their written approval by signing the proposal for the resolution.

•	A resolution adopted in this manner shall have the same legal force and effect as those of a resolution which is validly adopted in the meeting of the Board of Directors.

13.	The Board of Directors Meeting may be conducted by video teleconference or other electronic media, which enables each participant to listen to each other directly as well as participate in the meeting.

THE BOARD OF COMMISSIONERS

ARTICLE 14

1.	The Board of Commissioners shall consist of one or more members of the Board of Commissioners. If more than one member of the Board of Commissioners is appointed, one member of the Board of Commissioners may be appointed as President Commissioner.	Article 14 (1) and (2) Based on Deed No. 13.

2.	The person that is eligible to be appointed as member of the Board of Commissioners is only someone that fulfills the requirement in accordance with the provisions of Article 110 of the Company Law.

3.	A Member of the Board of Commissioners shall be appointed by the General Meeting of Shareholders for a period of 2 (two) years without prejudice to the rights of the General Meeting of Shareholders to dismiss them at any time.

4.	If due to a certain reason the position of a member of the Board of Commissioners becomes vacant, within a period of 30 (thirty) days of the occurrence of the said vacancy, a General Meeting of Shareholders shall be held to fill the vacancy with due regard to the provisions of paragraph 2 of this Article.

5.	A member of the Board of Commissioners shall have the right to resign from his/her position by giving a written notice to the Company of his/her intention to resign at least 30 (thirty) days prior to the date of the resignation.

6.	The position of a member of the Board of Commissioners shall terminate if he/she:

a.	resigns from his/her position under the provisions of paragraph 5;

b.	is no longer eligible under the prevailing laws and regulations;

c.	is deceased;

d.	is dismissed by the General Meeting of Shareholders.

DUTIES AND POWERS OF THE BOARD OF COMMISSIONERS

ARTICLE 15

1.	The Board of Commissioners shall have the right at any time during the operational hours of the Company be entitled to enter the building and premises of the Company or any other places that are used or controlled by the Company and shall be entitled to examine all of the books, letters and other evidential documents, to examine and verify the cash condition and other matters and to be cognizant of all of the actions which have been performed by the Board of Directors.

2.	The Board of Directors and each member of the Board of Directors must provide explanation and information on any matter questioned by the Board of Commissioners.

3.	In the event of the Board of Commissioners carries out the occasional and temporary management, the provisions of Article 118 paragraph (2) of the Company Law shall apply.

4.	Where the Company only has one member of the Board of Commissioners, all of the duties and powers conferred on the President Commissioner or members of the Board of Commissioners under these Articles of Association shall also apply to him/her.

MEETING OF THE BOARD OF COMMISSIONERS

ARTICLE 16

The provisions as referred to in Article 13 shall apply mutatis-mutandis to the meeting of the Board of Commissioners.

WORKS PLAN, FINANCIAL YEAR AND ANNUAL REPORTS

ARTICLE 17

1.	The Board of Directors shall submit a work plan that also incorporates the annual budget of the Company to the Board of Commissioners for approval, prior to the commencement of the financial year.

2.	A work plan as referred to in paragraph (1) of this Article must be submitted at the latest 30 (thirty) days prior to the commencement of the following financial year.

3.	The financial year of the Company shall commence on the 1st (first) day of January and end on the 31st (thirty-first) day of December. At the end of December every year, the financial year is closed.

Article 17 (3)

Based on Deed No. 26, dated 26 January 2015 passed before Ashoya Ratam, SH, Notary in South Jakarta, which has been notified to the MOLHR as evidenced under Letter No. AHU-AH.01.03-0007849, dated 5 February 2015.

4.	The Board of Directors shall prepare an annual report and make it available at the Company’s office and after the financial report has been ratified by the General Meeting of Shareholders, the balance sheet and the profit and loss statement which are part of the said financial report has been submitted to the Minister in accordance with the provisions of Article 66, Article 67 and Article 68 of the Company Law.

APPROPRIATION OF PROFITS, DISTRIBUTION OF INTERIM DIVIDENDS

ARTICLE 18

1.	The appropriation of profits shall be determined by the General Meeting of Shareholders in accordance with the provisions of Article 70 and Article 71 of the Company Law.

2.	The Company may distribute interim dividends before the financial year of the Company’s ends, in accordance with the provisions of Article 72 of the Company Law.

3.	A dividend that is uncollected by the shareholders, the provisions of Article 73 of the Company Law shall apply.

4.	Reserve funds that have not been utilized to cover losses and excess on the utilization of reserve funds of 20% (twenty percent) of the total amount of the issued and paid-up capital which has not been decided by the General Meeting of Shareholders, must be managed by the Board of Directors as the Board of Directors deems it proper, upon receipt of approval of the Board of Commissioners and with due regard to the prevailing laws and regulations.

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE LEGAL

ENTITY STATUS

ARTICLE 19

In the event the Company is dissolved, the dissolution must be followed by the liquidation in accordance with the provisions of Article 142 up to Article 152 of the Company Law.

CLOSING PROVISIONS

ARTICLE 20

Matters that are not nor governed insufficiently by these Articles of Association shall be resolved by the General Meeting of Shareholders.

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